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                                                                     EXHIBIT 5.1

         [LETTERHEAD OF KLEHR, HARRISON, HARVEY, BRANZBURG & ELLERS LLP]

                                                  October 9, 2000
Board of Directors
Electronics Boutique Holdings Corp.
931 Matlack Street
West Chester, PA 19382

         RE:      Registration Statement On Form S-8
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Gentlemen:

         We have acted as counsel to Electronics Boutique Holdings Corp., a Delaware corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the registration under the Securities Act of (a) an aggregate of 1,000,000 shares (the "ESPP Shares") of the Company's Common Stock reserved for issuance pursuant to the Company's 2000 Employee Stock Purchase Plan (the "Purchase Plan") and (b) an aggregate of 2,000,000 shares (the "Plan Shares") of the Company's Common Stock reserved for issuance pursuant to the Company's 2000 Equity Participation Plan (the "Equity Plan").

         In connection with this opinion, we have examined and relied upon the original or copies of (i) the Certificate of Incorporation and the By-laws of the Company, (ii) the Purchase Plan and the Equity Plan, (iii) minutes and records of the corporate proceedings with respect to the issuance of the ESPP Shares and Plan Shares, and (iv) such other documents as we have deemed necessary as a basis for the opinion hereinafter set forth.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

         This opinion is limited to the laws of the State of Delaware and we express no opinion as to the laws of any other jurisdiction.

         Based upon and subject to the foregoing, we are of the opinion that upon completion of the actions being taken, or contemplated by us as the Company's counsel to be taken, by the Company prior to the issuance of the ESPP Shares pursuant to the Registration Statement, and assuming that the ESPP Shares are issued in accordance with the provisions of the Purchase Plan, the ESPP Shares will be legally and validly issued, fully paid and nonassessable. Further, it is our opinion that, upon completion of the actions being taken, or contemplated by us as the Company's counsel to be taken, by the Company prior to the issuance of the Plan Shares pursuant to the Registration Statement, and the Plan, the Plan Shares will be legally and validly issued, fully paid and nonassessable.

         This opinion is being furnished to you solely for your benefit in connection with the Registration Statement and is not to be used, circulated, quoted or referred to or relied upon for any other purposes without our express written permission.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

                                Very truly yours,


                                KLEHR, HARRISON, HARVEY, BRANZBURG & ELLERS
                                LLP